EXHIBIT 23

2201 E. Camelback Road, Suite 360 Phoenix, Arizona 85016 Telephone: 602-956-3400 Fax: 602-956-3402

Consent of Independent Registered Public Accounting Firm

Applied Energetics, Inc.
Tucson, Arizona

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 33-82758, 33-89800, 33-94924, 333-21667, 333-130012 and 333-137324) and Form S-8 (Nos. 33-52020, 33-71978, 333-44459, 333-41332, 333-113656, 333-127661, and 333-146766) of Applied Energetics, Inc. of our reports dated March 11, 2009, relating to the consolidated financial statements and financial statement schedule, and the effectiveness of Applied Energetics, Inc.’s internal control over financial reporting, which appear in this Form 10-K.

/s/ BDO Seidman, LLP

Phoenix, Arizona
March 11, 2009